Exhibit 99.1

Inter Office M E M O R A N D U M

From the desk of….
Equitable Resources, Inc. Law Department 301 Grant Street One Oxford Centre Suite 3300 Pittsburgh, PA 15219 Phone: 412-553-7760 Fax: 412-553-7781

Date:	November 23, 2004

To:	ALL DIRECTORS ALL EXECUTIVE OFFICERS

From:	JOHANNA G. O’LOUGHLIN

RE:

Notice of Blackout Period

This is to advise you of an upcoming “Blackout Period” (as defined below), during which you will not be permitted directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity securities of Equitable Resources, Inc. (the “Company”) if the equity security was acquired in connection with your service or employment as a director or executive officer.

The Blackout Period is scheduled to overlap with the Company’s regularly scheduled trading blackout period that commences on January 1, 2005 and ends two business days after the Company’s earnings for 2004 are announced.  As a result, the regularly scheduled trading blackout period is expected to extend beyond the Blackout Period.

Effective January 14, 2005 the recordkeeper and trustee under the Equitable Resources, Inc. Employee Savings Plan, and the Equitable Resources, Inc. Employee Savings and Protection Plan (the “Equitable Plans” and each a “Plan”) will be changing from Putnam Investments to Fidelity Investments.  With the change in recordkeeper and trustee, the investment options under the Equitable Plans will also change.  In a separate notification, you have received, or will receive, detailed information regarding these changes.

Because of these changes, the Equitable Plans will experience a Blackout Period during which Plan participants will temporarily be unable to direct or diversify investments in their accounts, obtain Plan loans, or obtain withdrawals or distributions from the Equitable Plans.  Pursuant to the Sarbanes-Oxley Act of 2003 and Securities and Exchange Commission Regulations, during Blackout Periods related to the Equitable Plans, you are prohibited from directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of Equitable Resources, Inc. if the equity security was acquired in connection with your service or employment as a director or executive officer.

The Blackout Period is expected to begin on January 7, 2005 at 3:00 p.m. Eastern Time and to end the week of January 23, 2005.  We will advise you when the Blackout Period ends.  Please note that effective January 14, 2005, the recordkeeper and trustee of the directors’ deferred compensation plan and employees’ deferred compensation plan will also be changing from Putnam Investments to Fidelity Investments.  The changes to the employees’ deferred compensation plan will also result in a blackout period.  The blackout period resulting from changes to the employees’ deferred compensation plan will run concurrently with the Blackout Period described herein.  In the near future, you will receive a separate blackout notice regarding the employees’ deferred compensation plan.

Trading in Equitable Resources, Inc. securities (including any related derivative security such as an option), whether held in a company plan account or otherwise, during the Blackout Period, and at anytime, is subject to all provisions of the Company’s Corporate Stock Trading Policy, including the pre-clearance requirements.  If you have any questions concerning this notice, you may telephone Johanna O’Loughlin at 412-553-7760 or Kim Sachse at 412-553-5758 or contact either at the above address.

/jfm